EXHIBIT 23.2

April 29, 2003

Kemess Mines Inc.
Northgate Exploration

Dear Sirs/Mesdames:

Re:	Consent of Qualified Person Northgate Exploration Limited (“Northgate”)

I, Maryse Bélanger, P. GEO., do hereby consent to the use of the technical report, dated December 2001, and the addendum and second addendum to the technical report, dated February 2002, prepared for Northgate in respect of the Kemess Mine and Kemess North deposit, British Columbia, in the Annual Information Form of Northgate which forms part of the above referenced Annual Report on Form 40-F.

DATED on this 29 day of April, 2003.

/s/ Maryse Bélanger Maryse Bélanger, P. Geo

AMEC E&C Services Limited
2020 Winston Park Drive
Suite 700
Oakville, Ontario
Canada L6H 6X7
Tel. (905) 829-5400
Fax (905) 829-5401          www.amec.com